UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2018

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024,

Chicago, Illinois 60654

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement

Membership Interest Purchase Agreement

On April 5, 2018, ECS Acquisition Co. LLC, a Delaware limited liability company (the “Purchaser”) and a wholly-owned subsidiary of Netsmart LLC, a Delaware limited liability company (“Netsmart”), Change Healthcare Technologies, LLC, a Delaware limited liability company (“CHT”), and Change Healthcare Holdings, LLC, a Delaware limited liability company (“CHC” and, together with CHT, the “Sellers”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”). Pursuant to, and subject to the terms and conditions of, the Purchase Agreement, Purchaser will purchase (the “Acquisition”) all issued and outstanding membership interests of Barista Operations, LLC, a Delaware limited liability company (the “Company”), which entity, as of the closing of the Acquisition, will own and operate the extended care solutions business of Sellers and their subsidiaries providing information technology solutions and services to the Care at Home industry (the “Business”), which Business comprises the Extended Care Solutions business of McKesson Technology Solutions that was contributed to CHC by McKesson Corporation effective March 1, 2017.  The purchase price for the Acquisition will be $167.5 million, subject to adjustments for net working capital, and will be funded with borrowings under Netsmart’s existing credit facilities. $2.5 million of the purchase price will be deposited into escrow at the closing of the Acquisition and will be subject to release to the Sellers or to the Purchaser as described below.

Netsmart Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Netsmart, and the direct parent of the Purchaser (“Netsmart Technologies”), has provided a customary limited guarantee of the Purchaser’s obligations under the Purchase Agreement in favor of the Sellers.

Consummation of the Acquisition is subject to customary conditions, including (i) the expiration or termination of the waiting period applicable to consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1975, as amended, (ii) the absence of any law, order or injunction prohibiting the closing of the Acquisition, (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers), (iv) each party having performed in all material respects all of its obligations under the Purchase Agreement and (v) no occurrence of a Material Adverse Effect (as defined in the Purchase Agreement) since the execution of the Purchase Agreement. The Purchase Agreement may be terminated by Purchaser or Sellers under certain circumstances, including if the Acquisition is not consummated by October 5, 2018 (provided that, if the Acquisition has not closed as of such date solely because of the failure to satisfy the condition described in clause (i) or clause (ii) above, such date may be extended by either party until January 7, 2019). There is no financing condition to the consummation of the Acquisition.

Purchaser and Sellers made customary representations and warranties in the Purchase Agreement. Purchaser and Sellers also agreed to certain covenants in the Purchase Agreement, including covenants requiring Sellers to operate the Business in the ordinary course prior to the consummation of the Acquisition.

Subject to certain exceptions and limitations, each party has agreed to indemnify the other for breaches of representations, warranties and covenants and for certain other matters.

The Purchase Agreement also contemplates that CHC will provide certain transition services to Purchaser pursuant to a transition services agreement. Additionally, the Purchase Agreement contemplates that CHC and Netsmart Technologies will negotiate in good faith and use commercially reasonable efforts to enter into certain commercial arrangements pursuant to which, among other things, Netsmart Technologies will market and sell certain products of CHC.  The $2.5 million of the purchase price deposited in escrow at closing will be distributed to CHC and the Purchaser based on the achievement of certain revenue thresholds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
Date: April 5, 2018
	By:	/s/ Brian P. Farley
Brian P. Farley Executive Vice President, General Counsel and Chief Administrative Officer

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